EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of the 9th day of November, 2004, between James Dandeneau (the “Executive”) and Putnam Plastics Company LLC, a Connecticut limited liability company (the “Company”).

W I T N E S S E T H,

WHEREAS, the Company and the Executive are parties to an Asset Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”), pursuant to which the Company will acquire the assets of the Putnam Plastics Corporation (“PPC”) which is owned by the Executive.

WHEREAS, the Company desires to employ the Executive and to make secure for itself the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities.

WHEREAS, the Executive, who was the President and Chief Executive Officer of PPC, is entering into this Employment Agreement concurrently with the execution and delivery of the Purchase Agreement.

WHEREAS, the Executive’s execution and delivery of this Agreement is a condition precedent to (a) the Company’s willingness to execute and deliver the Purchase Agreement and consummate the transactions contemplated thereby and (b) the willingness of Memry Corporation, a Delaware corporation and the parent of the Company (the “Parent”), to issue options to the Executive to acquire shares of its common stock to the Executive pursuant to the Parent’s Amended and Restated 1997 Long-Term Incentive Plan (the “Equity Plan”).

WHEREAS, the Company and the Executive desire to enter into an employment agreement on the terms and conditions set forth below (this “Agreement”).

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein, the parties agree as follows:

1. Employment and Duties.

(a) The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment, upon the terms and conditions set forth herein. During the period during which he is employed hereunder (the “Period of Employment”), the Executive shall diligently and faithfully serve the Company in the capacity of President of the Company or in such other and/or lesser executive capacity or capacities as the Manager of the Company (the “Manager”) and the Executive may, from time to time, agree. The Parent shall cause the Executive to be elected to the Board of Directors of the Parent prior to December 31, 2004.

(b) During the term hereof, the Executive shall, at the request of the Company, serve as an officer and/or director of direct and indirect subsidiaries, and other affiliates, of the Company as the Company, acting through its Manager, shall request from time to time.

(c) The Executive shall devote his best efforts and substantially all of his business time, services and attention to the advancement of the Company’s business and interests. The restrictions in this Section 1 shall in no way prevent the Executive from (except as set forth in the immediately succeeding sentence) pursuing other activities (including the Executive’s current officer and director positions with respect to Foster Corporation), so long as all of such other activities do not, in the aggregate, materially interfere with the Executive’s duties hereunder (including his obligation to devote substantially all of his business time, services and attention to the Company). Notwithstanding the foregoing, however, the Executive shall not accept any outside directorships (other than his current position as a director of Foster Corporation) without the prior consent of the Manager.

(d) The Executive shall, at all times during the Period of Employment, diligently and faithfully carry out the policies, programs and directions of the Manager. The Executive shall comply with the directions and instructions made or given by or under the authority of the Manager and whenever requested to do so shall give an account of all transactions, matters and things related to the Company and its affiliates and their affairs with which the Executive is entrusted.

2. Term. The initial term of this Agreement shall commence on the date hereof, and shall terminate on the day before the third anniversary of such date (the “Term”).

3. Compensation. In consideration of the services rendered and to be rendered by the Executive, the Company agrees to compensate the Executive as follows:

(a) From the date hereof the Company shall pay to the Executive an annual base salary of $200,000, payable in equal installments every two weeks. The Executive’s base salary may be increased from time to time by the Manager in accordance with normal business practices of the Company.

(b) The Executive shall also be entitled to receive additional compensation in the form of an annual target bonus in an amount equal to 45% of the Executive’s annual base salary and/or stock option grants pursuant to the Parent’s Equity Plan determined by and in the sole discretion of the Manager (subject to the approval of the Parent’s Compensation Committee with respect to any stock option grants). Such target amount is based upon the Executive meeting all personal and Company performance goals and objectives. Such grants may be made pursuant to any bonus and/or incentive compensation programs that may be established by the Company, including without limitation the Company’s current incentive plans; provided, however, that nothing set forth in this sentence will in any way limit the Manager’s discretion to approve or reject any bonus that the Executive would otherwise be due under any such plans. The Executive acknowledges that, under the Company’s current plan, it is highly unlikely that any executive will receive their full target bonus. With respect to the Executive’s initial annual bonus award, the Executive shall be granted an option under the Equity Plan to acquire 40,000 shares of the

Parent’s common stock, which option shall vest in four equal annual installments beginning on the first anniversary of the date hereof.1

(c) The Executive shall be entitled to other fringe benefits comparable to the benefits afforded to other executive employees of the Company, including but not limited to reasonable sick leave and coverage under any health, dental, accident, hospitalization, disability, retirement, life insurance, 401(k), and annuity plans, programs or policies maintained by the Company. In addition, and without limiting the foregoing, the Company shall provide the Executive with twenty working days of vacation per year.

(d) The Executive shall be entitled to reimbursement, in accordance with Company policy, of all reasonable out-of-pocket expenses which he incurs on behalf of the Company in the course of performing his duties hereunder, subject to furnishing appropriate documentation of such expenses to the Company’s Chief Financial Officer.

(e) The Executive shall be entitled to an automobile allowance of $500 per month, to be paid in accordance with the Company’s policy for paying automobile allowances as in effect from time to time.

4. Nonsolicitation.

(a) During the Period of Employment and for the 18-month period after the Period of Employment (the “Restriction Period”), the Executive will not, directly or indirectly, either for himself or for any other person or entity (i) solicit (A) any employee of the Company or any affiliate of the Company to terminate his or her employment with the Company or such affiliate during his or her employment with the Company or such affiliate or (B) any former employee of the Company or an affiliate of the Company for a period of one year after such individual terminates his or his employment with the Company or such affiliate, (ii) solicit any customer or client of the Company or any such affiliate (or any prospective customer or client of the Company or such affiliate) as of the termination of the Period of Employment to terminate its relationship with the Company or such affiliate, or do business with any third parties, or (iii) take any action that is reasonably likely to cause injury to the relationships between the Company or any such affiliate or any of their respective employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any such affiliate as such relationship relates to the Company’s or such affiliate’s conduct of its business. In the event of Executive’s breach of this subsection (b), the Restriction Period shall be extended by the amount of time during which the Executive is in breach.

(b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or

[1]	Note: Memry’s Compensation Committee will need to approve this grant.

provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5. Covenant Not to Disclose Information. The Executive agrees that during the Period of Employment and thereafter, he will not use or disclose, other than to another employee of the Company, qualified by the Company to receive that information in the normal course of business, any confidential information or trade secrets of the Company or any affiliate of the Company which were made known to him by the Company, its officers or employees or affiliates, or learned by him while in the Company’s employ, without the prior written consent of the Company, and that upon termination of his employment for any reason, he will promptly return to the Company any and all properties, records, figures, calculations, letters, papers, drawings, schematics or copies thereof or other confidential information of the Company and its affiliates of any type or description and he will promptly delete any copies of any such information from his personal computer, BlackBerry or other electronic device. It is understood that the term “trade secrets” as used in this Agreement is deemed to include, without limitation, lists of the Company’s and its affiliates’ respective customers, information relating to their practices, know-how, processes and inventions, and any other information of whatever nature which gives the Company or any affiliate an opportunity to obtain an advantage over its competitors who do not have access to such information. In the event that the Executive becomes legally compelled to disclose all or any portion of any confidential information or trade secrets of the Company or any affiliate of the Company, the Executive will provide the Company with prompt notice thereof, so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive will furnish only that portion of the confidential information or trade secret which is legally required and the Executive will exercise the Executive’s best efforts to obtain reliable assurance that confidential treatment will be afforded such portion of the confidential information and/or trade secret.

6. Inventions and Improvements. With respect to any and all inventions (as defined in Section 6(e) below) made or conceived by the Executive, whether or not during his hours of employment, either solely or jointly with others, during the Period of Employment, without additional consideration:

(a) The Executive shall promptly inform the Company of any such invention.

(b) Any such invention, whether patentable or not, shall be the property of the Company, and the Executive hereby assigns and agrees to assign to the Company all his rights to any such invention, and to any United States and/or foreign letters patent granted upon any such invention or any application therefor.

(c) The Executive shall apply, at the Company’s request and expense, for United States and/or foreign letters patent either in the Executive’s name or otherwise as the Company may desire.

(d) The Executive shall acknowledge and deliver promptly to the Company, without charge to the Company but at its expense, all sketches, drawings, models and figures and other information and shall perform such other acts, such as giving testimony in support of his inventorship, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereto in the Company.

(e) For purposes of this Section, the term “invention” shall be deemed to mean any discovery, concept or idea (whether patentable or not), including but not limited to processes, methods, formulas, techniques, hardware developments and software developments, as well as improvements thereof or know-how related thereto, (i) concerning any present or prospective activities of the Company and its affiliates and (ii) (A) which the Executive becomes acquainted with as a result of his employment by the Company, (B) which results from any work he may do for, or at the request of, the Company or any of its affiliates, (C) which relate to the Company’s or any affiliates’ business or actual or demonstrably anticipated research and development, or (D) which are developed in any part by use of the Company’s or any such affiliates’ equipment, supplies, facilities or trade secrets.

(f) If the Company is unable, after reasonable effort, to secure the signature of the Executive with respect to any document needed by the Company to enforce its rights under this Section 6, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his or her behalf, and to take any and all actions as each the Company may deem necessary or desirable in order to protect its rights and interests in any invention, under the conditions described in this sentence.

The parties hereto agree that the covenants and agreements contained in this Section 6 are, taken as a whole, reasonable in their scope and duration, and no party shall raise any issue of the reasonableness of the scope or duration of any such covenants in any proceeding to enforce any such covenants.

7. Remedy at Law Inadequate. The Executive acknowledges that any remedy at law for breach of any of the covenants set forth in Sections 4, 5 and 6 contained in this Agreement would be inadequate and the Company shall be entitled to preliminary and permanent injunctive relief in the event of any such breach, without any requirement to post bond.

8. Termination of Employment.

(a) The Executive’s Period of Employment may not be terminated prior to the expiration of the Term except in accordance with the provisions of this Section 8.

(b) The Executive’s Period of Employment may be terminated by the Company for cause. For purposes of this Agreement, “for cause” means that termination occurs in connection with a determination, made at a meeting of the Manager at which the Executive (and, at the Executive’s option, his counsel) shall have had a right to participate, that the Executive has (i) committed an act of gross negligence or willful misconduct, or a gross dereliction of duty, that has materially and adversely affected the overall performance of his duties hereunder; (ii) committed fraud upon the Company in his capacity as an employee hereunder; (iii) been convicted of, or pled guilty (or nolo contendre) to, a felony that the Manager, acting in good faith, determines is or would reasonably be expected to have a material adverse effect upon the business, operations, reputation, integrity, financial condition or prospects of the Company; (iv) any material breach by the Executive of the terms hereof; (v) failure to follow the reasonable directives of the Member that are lawful and consistent with the Executive’s position as the President of the Company; (vi) the Executive’s habitual drunkenness or habitual substance abuse; or (vii) civil or criminal violation of any state or federal government statute or regulation, or of any state or federal law relating to the workplace environment (including without limitation laws relating to sexual harassment or age, sex or other prohibited discrimination), or any violation of any Company policy adopted in respect of any of the foregoing. “For cause” termination must be accompanied by a written notice to that effect. If the Executive is terminated for cause, the Executive shall be paid through the date of his termination.

(c) If the Executive dies, the Period of Employment shall terminate effective at the time of his death; provided, however, that such termination shall not result in the loss of any benefit or rights which the Executive may have accrued through the date of his death. If the Period of Employment is terminated prior to the expiration of the Term due to the Executive’s death, the Company shall make a severance payment to the Executive or his legal representatives equal to the Executive’s regular salary payments through the end of the month in which such death occurs. In addition, the Company shall make a severance payment to the Executive or his legal representative equal to the Executive’s bonus payment described in Section 3(b), pro rated for the portion of such fiscal year completed prior to the Executive’s death; provided, however, that such pro rated portion of the Executive’s bonus shall be paid to the Executive following the completion of such fiscal year at the time similar bonuses are paid to other employees of the Company.

(d) If the Executive becomes disabled, the Period of Employment may be terminated, at the Company’s option, at the end of the calendar month during which his disability is determined; provided, however, that such termination shall not result in the loss of any benefits or rights which the Executive may have accrued through the date of his disability. If the Period of Employment is terminated prior to the expiration of the Term due to the Executive’s disability, the Company shall make a severance payment to the Executive or his legal representative equal to the Executive’s regular salary payments for a period of six (6) months from the date of such termination or, if sooner, until payments begin under any disability insurance policy maintained by the Company for the benefit of the Executive. For the purposes of this section, the definition of “disability” shall be the same as the definition of a “permanent disability” contained in any long-term disability insurance policy maintained by the Company in effect at the time of the purported disability, or last in effect, if no policy is then in effect. If the Company has never maintained a long-term disability policy, the Manager shall determine, in good faith, whether the Executive is disabled for purposes of this subsection (d).

(e) If the Executive’s Period of Employment is terminated by the Executive for “Good Reason,” as hereinafter defined, or is terminated by the Company without cause (and the Company may terminate the Period of Employment without cause at any time) other than at the end of the Term, then, in addition to the other rights to which the Executive is entitled upon a termination as provided for herein, the Executive shall also be entitled to (i) continued payments equal to the Executive’s then current periodic base salary for a length of time equal to the remainder of the Term, plus (ii) continued payments of the annual bonus(es) that the Executive would have earned pursuant to Section 3(b) through the remainder of the Term if the Executive’s employment had continued through the end of the applicable bonus period, such bonus to be determined based on the actual results of the Company and on a rating of “satisfactory” with respect to the Executive’s individual performance for such year and paid at such time as bonuses are generally paid to executives for such year. For purposes of this Agreement, the term “Good Reason” shall mean: (i) the failure by the Company to observe or comply with any of the provisions of this Agreement if such failure has not been cured within ten (10) days after written notice thereof has been given by the Executive to the Company; or (ii) at the election of the Executive, upon a Change in Control of the Company, as defined in Section 10(f) (which election can be made at any time upon thirty (30) days’ prior written notice given within two (2) years following the date on which the Change in Control of the Company occurred) if, subsequent to such Change in Control, there is a material diminution in the position, duties and/or responsibilities of the Executive.

9. Effect of Termination. Upon termination of the Executive’s employment for any reason whatsoever, all rights and obligations of the parties under this Agreement shall cease, except that the Executive shall continue to be bound by the covenants set forth in Sections 4, 5, 6 and 7 hereof, and the Company shall be bound to pay to the Executive accrued compensation, including salary and other benefits, to the date of termination and any severance payments which may be owed under the provisions of Section 8 hereof.

10. Miscellaneous.

(a) This Agreement may not be assigned by the Executive. The Company may assign this Agreement in connection with a Change in Control.

(b) In the event that any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be, and shall be deemed to be, modified so as to become valid and enforceable, and the remaining provisions of this Agreement shall not be affected.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

(d) No modification of this Agreement shall be effective unless in a writing executed by both parties.

(e) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supercedes all prior agreements, representations and promises by either party or between the parties.

(f) For purposes of this Agreement, “Change in Control of the Company” shall mean: (i) a sale or exchange by the stockholders of more than fifty percent (50%) of the Company’s voting stock (whether in a single or a series of related transactions), (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (whether in a single or a series of related transactions), or (iv) a liquidation or dissolution of the Company, wherein, upon any such event described in clauses (i) through (iv) above, the stockholders of the Company immediately before such event do not retain immediately after such event direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred, as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of such event, own the Company or the transferee corporation(s), as the case may be, either directly or through one or more subsidiary corporations.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

MPAV ACQUISITION LLC

By:	/s/ James G. Binch
Name: James G. Binch
Title: President

MEMRY CORPORATION (with respect to Sections 1(a) and 3(b) only)

By:	/s/ James G. Binch
Name: James G. Binch
Title: President and Chief Executive Officer

By:	/s/ James Dandeneau
Name: James Dandeneau